Exhibit 99.1

Contact:
Curt Stoelting
CEO
ph: 630-573-7200
RC2 Reports Results for 2008 Third Quarter;
Revises Outlook for Remainder of Year;
Enters Into New Senior Credit Facility

Oak Brook, IL – November 3, 2008 – RC2 Corporation (NASDAQ:RCRC), today announced its results for the third quarter and nine months ended September 30, 2008, its revised outlook for the remainder of the year and the completion of a new senior credit facility with its bank group.  Net sales for the third quarter of 2008 decreased by approximately 8% to $132.9 million compared with $144.8 million for the third quarter a year ago.  Excluding net sales of discontinued product lines and recall-related items, net sales for the third quarter of 2008 of $132.2 million decreased approximately 6% as compared with net sales for the third quarter of 2007 of $141.1 million.

Third Quarter Results
Net income was $11.1 million, or $0.64 per diluted share, in the 2008 third quarter as compared with $10.8 million, or $0.52 per diluted share, in the year ago third quarter.  The results for the third quarter 2008 were negatively impacted by terminated acquisition costs of $0.9 million, net of tax, and an investment write-off of $1.4 million, net of tax.  These charges were mostly offset by recoveries of recall-related items of $1.9 million, net of tax.  The net impact of these items was ($0.02) per diluted share in the third quarter 2008.  The results for the third quarter 2007 were negatively impacted by recall-related items of $5.9 million, net of tax, or ($0.28) per diluted share.  (Refer to the attached supplemental consolidated statements of earnings as adjusted for recall-related and non-recurring items).

The 2008 third quarter gross margin increased to 46.7% as compared with 44.1% in the prior year third quarter, primarily due to lower recall-related items.  Excluding recall-related items, gross margin decreased slightly primarily due to higher product and transportation costs which were mostly offset by current year price increases, cost savings initiatives and improved product mix.  Selling, general and administrative expenses decreased to $41.0 million in the third quarter 2008 as compared with $42.7 million in the third quarter of 2007, due to lower variable sales costs.  Lower sales volumes resulted in a decline in operating income, excluding the impact of recall-related and non-recurring items, to $19.1 million during the third quarter 2008, from $25.1 million in the year ago period.

Year-to-date Results
Net sales for the nine months ended September 30, 2008, decreased by approximately 10% to $315.3 million compared with $350.4 million for the nine months ended September 30, 2007.  Excluding net sales of discontinued product lines and recall-related items, net sales for the nine months ended September 30, 2008, of $313.4 million decreased approximately 7% as compared with net sales for the nine months ended September 30, 2007, of $338.6 million.

Net income was $6.7 million, or $0.38 per diluted share, in the nine months ended September 30, 2008, compared with $21.3 million, or $1.00 per diluted share, for the nine months ended September 30, 2007.  The results for the nine months ended September 30, 2008, were negatively impacted by $2.3 million, net of tax, of non-recurring third quarter charges previously described plus recall-related items of $9.3 million, net of tax.  The net impact of these items was ($0.65) per diluted share in the nine months ended September 30, 2008.  The results for the nine months ended September 30, 2007, were negatively impacted by recall-related items of $10.0 million, net of tax, or ($0.47) per diluted share.

The gross margin for the nine months ended September 30, 2008, increased to 46.0% as compared with 43.4% in the nine months ended September 30, 2007, primarily due to lower recall-related items.  Excluding recall-related items, gross margin increased slightly primarily due to improved product mix, cost savings initiatives and current year price increases which offset higher product and transportation costs.  Selling, general and administrative expenses decreased to $112.4 million in the nine months ended September 30, 2008, as compared with $113.2 million in the nine months ended September 30, 2007, due to lower variable sales costs.  Lower sales volumes resulted in a decline in operating income, excluding the impact of recall-related and non-recurring items, to $30.8 million during the nine months ended September 30, 2008, from $46.5 million in the year ago period.

As of September 30, 2008, the Company’s cash balances were approximately $62.0 million.  The Company’s outstanding debt at September 30, 2008, was $138.1 million.  During the third quarter of 2008, the Company did not repurchase any of its common shares.

New Senior Credit Facility
On November 3, 2008, RC2 entered into a new $145.0 million senior credit facility, which replaced its previous facility. Bank of Montreal acted as administrative agent and lead bank for both the Company’s previous credit facility, as well as its new senior credit facility. The new three-year credit facility is comprised of a $75.0 million term loan and a $70.0 million revolving line of credit.  Principal payments on the term loan commence on March 31, 2009, at $3.75 million per calendar quarter, with the remaining term and revolving line of credit borrowings payable at November 1, 2011.  The new credit facility bears interest, at the Company’s option, at a base rate or at LIBOR, plus applicable margins, which are based on the Company’s leverage ratio.  Applicable margins vary between 2.25% to 3.25% on LIBOR borrowings and 1.25% to 2.25% on base rate borrowings.  On November 3, 2008, the applicable margin in effect was 3.00% for LIBOR borrowings and 2.00% for base rate borrowings.  Under the terms of the credit facility, the Company is required to comply with certain financial and non-financial covenants and restrictions.  On November 3, 2008, the Company has $75.0 million outstanding under its new term loan and $55.0 million outstanding under its new revolving line of credit and had cash balances of approximately $40.0 million.

Commentary
Curt Stoelting, CEO of RC2 commented, “Our 2008 third quarter sales results reflected conservative ordering by retailers in the North American market.  For the quarter, our international sales increased by 12%, despite a negative impact of 3%, due to foreign currency exchange rates.

“Sales in our mother, infant and toddler products category declined by 1%, reflecting an improved trend when compared with the first half of 2008.  In this category, we generated sales increases in Lamaze developmental toys and infant and toddler gear and feeding products marketed under our The First Years® brand, which were offset by sales declines in our The First Years infant care and toy product lines.

“Our preschool, youth and adult products category declined 9% on a comparable basis.  Within that category, comparable sales increased due to initial shipments of our Learning Curve® Caring Corners™ product line and strength in our John Deere product lines offset by declines in Nickelodeon, Bob the Builder, radio-control and Thomas & Friends product lines.  Despite the decrease in Thomas & Friends shipments, we were pleased to see increases in chain retailers’ point of sale information for many of our Thomas & Friends products.

“Consistent with our previous current year quarterly results, sales volume declines negatively impacted our operating results.  Comparable gross profit margins declined by 80 basis points due to increased product and transportation costs which were partially offset by cost improvement initiatives, improved sales mix and price increases.  Operating expenses were well controlled.  We continue to closely monitor product line profitability and are focused on cost reduction and cash preservation.

“During the third quarter, we made initial shipments of our Caring Corners interactive doll house which will be promoted throughout this holiday season, and is available for purchase at retailers throughout North America.  We also made initial shipments of the new Thomas & Friends Talking Railway Series which brings high-tech interactivity to classic wooden train play.  In the fourth quarter, we plan to make initial shipments of new products in our mother, infant and toddler products category including a new The First Years safety gate product line and the new MiPump™ breast pump.  In 2009, we expect additional distribution for our highly-rated True Fit™ convertible car seat and Compass B510™ booster seat.

“We remain very concerned about the current economic conditions and its impact on consumer spending in the holiday season.  We continue to closely monitor ordering trends and retailers’ point of sale information.  In the current environment, it is difficult to predict with high certainty retail sales trends and ordering patterns for the fourth quarter.

“Looking forward, we continue to be guided by our strategic plan which includes accelerated development of new high value product lines.  Our new product pipeline in both product categories is strong for 2009.  We are particularly excited about our new Super WHY! preschool play and early learning product line.”

Financial Outlook
Continuing sales and profits are dependent on a number of factors including the on-going success and expansion of continuing product lines, successful introductions of new products and product lines and retention of key licenses.  Other key factors include the impact of foreign currency, seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

Based on the results through September 30, 2008, the impact of current economic conditions, including higher financing costs, and committed new product marketing expenditures in the fourth quarter, RC2 is lowering its outlook for the remainder of 2008.  The Company now estimates that fourth quarter 2008 diluted earnings per share are expected to range from $0.45 to $0.60.  This estimate excludes the impact of non-recurring items, if any, that may be recorded in the fourth quarter of 2008.  Accordingly, full year 2008 diluted earnings per share, excluding recall-related and non-recurring items, are expected to range from $1.48 to $1.63.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including consolidated statements of earnings information excluding recall-related and non-recurring items, net sales by category adjusted to exclude net sales from discontinued product lines and recall-related items and EBITDA (as described in more detail in the next section).  Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  In addition, because the recall-related items were higher in the third quarter of 2007 as compared to the third quarter of 2008 and non-recurring transactions, such as terminated acquisition costs and the write-off of an investment were incurred in the third quarter of 2008, as well as the significant decrease in net sales related to discontinued product lines, the Company believes that the presentation of these non-GAAP financial measures enhances an investor's ability to make period-to-period comparisons of the Company's operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure.  See the "Consolidated Statements of Earnings As Adjusted for Recall-related and Non-recurring Items," "Net Sales by Category Excluding Discontinued Product Lines and Recall-related Items" and "Calculation of EBITDA" tables attached.

EBITDA
EBITDA is defined as recurring earnings before net interest, taxes, depreciation and amortization and represents operating profit plus other charges set forth in the attached Calculation of Adjusted EBITDA.  EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.  Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity asmore fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EST on Monday, November 3, and is available live and in replay to all analysts/investors through a webcast service.  To listen to the live call, go to www.earnings.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant and toddler products.  RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street.  RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the risk that the charges and expenses the Company expects relating to its recalls may increase; the effect of the recalls on the Company's relationship with the licensors and the resolution of any  claims or determinations made by such licensors including renewal and retention of licenses; the outcome of claims against the Company related to the recalls and the possibility of potential new claims or litigation; risk of future write-downs of goodwill or other intangible assets; the effect of the reduced borrowing capacity in the Company’s new credit facility on the Company’s ability to access sufficient working capital, the risk that the Company may not have sufficient cash flows to comply with the payment terms of the new credit facility and the Company’s ability to comply with more restrictive covenants in the new credit facility; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, including in the Chinese Renminbi, the Hong Kong dollar, the British pound sterling, the Australian dollar, the Euro or the Canadian dollar, could increase the Company’s expenses or reduce the U.S. dollar value of the Company’s assets denominated in foreign currencies, including funds the Company needs to transfer to the U.S.; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Quarter ended September 30,				Nine months ended September 30,
	2008	% of Net Sales	2007	% of Net Sales	2008	% of Net Sales	2007	% of Net Sales
Net sales (1)	$132,856	100.0%	$144,843	100.0%	$315,339	100.0%	$350,426	100.0%
Cost of sales (2)	72,114	54.3%	78,552	54.2%	171,162	54.3%	194,227	55.4%
Recall-related items	(1,357)	-1.0%	2,408	1.7%	(936)	-0.3%	4,111	1.2%
Gross profit	62,099	46.7%	63,883	44.1%	145,113	46.0%	152,088	43.4%
Selling, general and
administrative expenses (2)	41,026	30.9%	42,680	29.5%	112,388	35.6%	113,170	32.3%
Recall-related items	(1,464)	-1.1%	5,270	3.6%	15,185	4.8%	7,503	2.1%
Terminated acquisition costs	1,416	1.1%	-		1,416	0.4%	-
Amortization of intangible assets	219	0.1%	208	0.1%	670	0.3%	634	0.2%
Operating income	20,902	15.7%	15,725	10.9%	15,454	4.9%	30,781	8.8%
Interest expense, net	1,238	0.9%	355	0.3%	3,053	1.0%	507	0.2%
Write-off of investment	2,057	1.5%	-		2,057	0.7%	-
Other expense (income)	229	0.2%	(411)	-0.3%	171	-	(987)	-0.3%
Income before income taxes	17,378	13.1%	15,781	10.9%	10,173	3.2%	31,261	8.9%
Income tax expense	6,269	4.7%	5,012	3.5%	3,476	1.1%	10,083	2.9%
Income from continuing
operations	11,109	8.4%	10,769	7.4%	6,697	2.1%	21,178	6.0%
Income from discontinued
operations, net of tax	-		-		-		110	0.1%
Net income	$11,109	8.4%	$10,769	7.4%	$6,697	2.1%	$21,288	6.1%
(1)  Net sales includes $(0.4) million and $1.7 million of recall-related items for the quarters ended September 30, 2008 and 2007, respectively.  Net sales includes $(0.3) million and $4.1 million of recall-related items for the nine months ended September 30, 2008 and 2007, respectively.
(2)  Depreciation expense was $3.2 million and $3.3 million for the quarters ended September 30, 2008 and 2007, respectively.
Depreciation expense was $9.4 million and $10.6 million for the nine months ended September 30, 2008 and 2007, respectively.

EPS:
Basic earnings per common share:
Income from continuing operations	$0.65	$0.52	$0.38	$1.01
Income from discontinued operations	-	-	-	0.01
Net income	$0.65	$0.52	$0.38	$1.02
Diluted earnings per common share:
Income from continuing operations	$0.64	$0.52	$0.38	$0.99
Income from discontinued operations	-	-	-	0.01
Net income	$0.64	$0.52	$0.38	$1.00
Weighted average shares outstanding
Basic	17,210	17,210	17,460	20,952
Diluted	17,463	17,463	17,715	21,336

	Selected Consolidated Balance Sheet Data
	September 30, 2008	December 31, 2007	September 30, 2007
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$61,958	$57,809	$43,182
Trade accounts receivable, net	101,900	110,317	121,685
Inventory	92,808	77,034	78,978
Accounts payable and accrued expenses	78,000	99,076	86,672
Line of credit	138,100	95,000	80,000
Stockholders' equity	$376,849	$397,378	$416,477

	RC2 Corporation Reconciliation of Non-GAAP Financial Information Consolidated Statements of Earnings As Adjusted for Recall-related and Non-recurring Items (In thousands, except per share data)
	Quarter Ended September 30, 2008			Quarter Ended September 30, 2007
	Actual	Recall - related and Non- recurring Items	As adjusted for Recall- related and Non-recurring Items	Actual	Recall- related and Non- recurring Items	As adjusted for Recall- related and Non-recurring Itens
Net sales (1)	$132,856	$406	$132,450	$144,843	$(1,683)	$146,526
Cost of sales	72,114		72,114	78,552		78,552
Recall-related items (2)	(1,357)	(1,357)	-	2,408	2,408	-
Gross profit	62,099	1,763	60,336	63,883	(4,091)	67,974
Selling, general and
administrative expenses	41,026		41,026	42,680		42,680
Recall-related items (3)	(1,464)	(1,464)	-	5,270	5,270	-
Terminated acquisition costs	1,416	1,416	-	-
Amortization of intangible assets	219		219	208		208
Operating income	20,902	1,811	19,091	15,725	(9,361)	25,086
Interest expense, net	1,238		1,238	355		355
Write-off of investment	2,057	2,057	-	-
Other expense (income)	229		229	(411)		(411)
Income before income taxes	17,378	(246)	17,624	15,781	(9,361)	25,142
Income tax expense	6,269	192	6,077	5,012	(3,417)	8,429
Net income	$11,109	$(438)	$11,547	$10,769	$(5,944)	$16,713

EPS:
Basic	$0.65	$(0.02)	$0.67	$0.52	$(0.29)	$0.81
Diluted	$0.64	$(0.02)	$0.66	$0.52	$(0.28)	$0.80

Weighted average shares outstanding:
Basic	17,210	17,210	17,210	20,523	20,523	20,523
Diluted	17,463	17,463	17,463	20,850	20,850	20,850

Notes:
(1)  Recall-related items included in net sales include recoveries (costs) associated with returns and allowances.
(2)  Recall-related items included in cost of sales primarily include costs associated with inventory reserves and vendor recoveries.
(3)  Recall-related items included in selling, general and administrative expenses primarily include (recoveries) costs associated with freight and professional fees.

	RC2 Corporation Reconciliation of Non-GAAP Financial Information Consolidated Statements of Earnings As Adjusted for Recall-related and Non-recurring Items (In thousands, except per share data)
	Nine months ended September 30, 2008			Nine Months ended September 30, 2007
		Recall- related and Non- recurring	As adjusted for Recall- related and Non-recurring		Recall- related and Non- Recurring	As adjusted for Recall- realted and Non-recurring
	Actual	Items	Items	Actual	Items	Items
Net sales (1)	$315,339	$341	$314,998	$350,426	$(4,110)	$354,536
Cost of sales	171,162		171,162	194,227		194,227
Recall-related items (2)	(936)	(936)	-	4,111	4,111	-
Gross profit	145,113	1,277	143,836	152,088	(8,221)	160,309
Selling, general and
administrative expenses	112,388		112,388	113,170		113,170
Recall-related items (3)	15,185	15,185	-	7,503	7,503	-
Terminated acquisition costs	1,416	1,416	-	-		-
Amortization of intangible assets	670		670	634		634
Operating income	15,454	(15,324)	30,778	30,781	(15,724)	46,505
Interest expense, net	3,053		3,053	507		507
Write-off of investment	2,057	2,057	-	-		-
Other expense (income)	171		171	(987)		(987)
Income from continuing operations
before income taxes	10,173	(17,381)	27,554	31,261	(15,724)	46,985
Income tax expense	3,476	(5,805)	9,281	10,083	(5,739)	15,822
Income from continuing
operations	6,697	(11,576)	18,273	21,178	(9,985)	31,163
Income from discontinued
operations, net of tax	-		-	110		110
Net income	$6,697	$(11,576)	$18,273	$21,288	$(9,985)	$31,273

EPS:
Basic earnings per common share:
Income from continuing operations	$0.38	$(0.66)	$1.04	$1.01	$(0.47)	$1.48
Income from discontinued operations	-	-	-	0.01	-	0.01
Net income	$0.38	$(0.66)	$1.04	$1.02	$(0.47)	$1.49

Diluted earnings per common share:
Income from continuing operations	$0.38	$(0.65)	$1.03	$0.99	$(0.47)	$1.46
Income from discontinued operations	-	-	-	0.01	-	0.01
Net income	$0.38	$(0.65)	$1.03	$1.00	$(0.47)	$1.47
Notes:
(1)  Recall-related items included in net sales include recoveries (costs) associated with returns and allowances.
(2)  Recall-related items included in cost of sales primarily include costs associated with inventory reserves and vendor recoveries.
(3)  Recall-related items included in selling, general and administrative expenses primarily include freight costs and professional fees.

	RC2 Corporation and Subsidiaries Consolidated Statements of Earnings As Adjusted for Recall-related and Non-recurring Items (Unaudited and in thousands, except per share data)
	Quarter ended September 30,				Nine months ended September 30,
	2008		2007		2008		2007
	As adjusted to Exclude Recall- related and Non- recurring Items	% of Net Sales	As adjusted to Exclude Recall- related and Non- recurring Items	% of Net Sales	As adjusted to Exclude Recall- realated and Non- recurring Items	% of Net Sales	As adjusted to Exclude Recall- related and Non- recurring Items	% of Net Sales
Net sales	$132,450	100.0%	$146,526	100.0%	$314,998	100.0%	$354,536	100.0%
Cost of sales	72,114	54.4%	78,552	53.6%	171,162	54.3%	194,227	54.8%
Gross profit	60,336	45.6%	67,974	46.4%	143,836	45.7%	160,309	45.2%
Selling, general and
administrative expenses	41,026	31.0%	42,680	29.1%	112,388	35.7%	113,170	31.9%
Amortization of intangible assets	219	0.2%	208	0.2%	670	0.2%	634	0.2%
Operating income	19,091	14.4%	25,086	17.1%	30,778	9.8%	46,505	13.1%
Interest expense, net	1,238	0.9%	355	0.2%	3,053	1.0%	507	0.1%
Other expense (income)	229	0.2%	(411)	-0.3%	171	0.1%	(987)	-0.3%
Income before income taxes	17,624	13.3%	25,142	17.2%	27,554	8.7%	46,985	13.3%
Income tax expense	6,077	4.6%	8,429	5.8%	9,281	2.9%	15,822	4.5%
Income from continuing
operations	11,547	8.7%	16,713	11.4%	18,273	5.8%	31,163	8.8%
Income from discontinued
operations, net of tax	-		-		-		110
Net income	$11,547	8.7%	$16,713	11.4%	$18,273	5.8%	$31,273	8.8%

	Reconciliation of Diluted Earnings Per Share from Continuing Operations
	Quarter ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
As reported	$0.64	$0.52	$0.38	$0.99
Recall-related items	(0.11)	0.28	0.52	0.47
Terminated acquisition costs	0.05	-	0.05	-
Write-off of investment	0.08	-	0.08	-
As adjusted	$0.66	$0.80	$1.03	$1.46

	RC2 Corporation and Subsidiaries Supplemental Reporting (unaudited and in thousands)
	Quarter ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net sales by category:
Mother, infant and toddler products	$47,004	$47,509	$134,770	$142,989
Preschool, youth and adult products	85,852	97,334	180,569	207,437
Net sales	$132,856	$144,843	$315,339	$350,426

Net sales by channel:
Chain retailers	$90,580	$97,972	$220,552	$241,135
Specialty retailers, wholesalers, OEM
dealers and other	42,276	46,871	94,787	109,291
Net sales	$132,856	$144,843	$315,339	$350,426

Net sales by geographic location:
North America	$98,998	$114,495	$234,264	$276,645
International (1)	34,106	30,570	81,761	74,339
Sales and transfers between
segments	(248)	(222)	(686)	(558)
Net sales	$132,856	$144,843	$315,339	$350,426

Note:
(1)  International sales were negatively impacted from foreign currency exchange rates by approximately 3% in the quarter ended September 30, 2008.  International sales benefited from foreign currency exchange rates by approximately 3% for the nine months ended September 30, 2008.

	Net Sales by Category Excluding Discontinued Product Lines and Recall-related Items
	Quarter ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net sales by category:
Mother, infant and toddler products	$47,004	$47,473	$134,770	$142,868
Preschool, youth and adult products	85,157	93,582	178,619	195,758
Net sales, as adjusted	132,161	141,055	313,389	338,626
Discontinued product lines	289	5,471	1,609	15,910
Net sales excluding recall-related
items	$132,450	$146,526	$314,998	$354,536

	Calculation of Adjusted EBITDA (Earnings before interest, taxes, depreciation, amortization, compensation expense for equity awards, recall-related and non-recurring items)
	Quarter ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Income before income taxes	$17,378	$15,781	$10,173	$31,261
Interest expense, net	1,238	355	3,053	507
Depreciation	3,232	3,318	9,444	10,557
Amortization	219	208	670	634
Compensation expense for
equity awards	1,361	1,195	4,034	3,544
Recall-related items	(3,227)	9,361	13,908	15,724
Terminated acquisition costs	1,416	-	1,416	-
Write-off of investment	2,057	-	2,057	-
Adjusted EBITDA	$23,674	$30,218	$44,755	$62,227